Exhibit 10.10

STOCK PURCHASE AGREEMENT

Dated as of July 29, 2005

among

MERCER STAFFING, INC.,

ARAMARK SERVICES, INC.

and

QUANTUM RESOURCE CORPORATION

i

6.8	WARN Act	19
6.9	COBRA	20
6.10	No Rights Conferred on Employees	20

ARTICLE VII INDEMNIFICATION		20

7.1	Survival	20
7.2	Indemnification	20
7.3	Procedures	21
7.4	Determination of Damages	21
7.5	Exclusive Remedy	21

ARTICLE VIII MISCELLANEOUS		21

8.1	Fees and Expenses	21
8.2	Notices	22
8.3	Entire Agreement	23
8.4	No Third Party Beneficiaries	23
8.5	Assignability	23
8.6	Amendment and Modification; Waiver	23
8.7	Severability	23
8.8	Section Headings	23
8.9	Interpretation	23
8.10	Definitions	23
8.11	Counterparts	24
8.12	Enforcement	24
8.13	Governing Law	24

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of July 29, 2005 (this “Agreement”) among Mercer Staffing, Inc., a Delaware corporation (“Buyer”), ARAMARK Services Inc., a Delaware corporation (“Seller”), and Quantum Resource Corporation, a Delaware corporation (“Quantum”).

WITNESSETH:

WHEREAS, Seller owns 1,000 shares of Quantum Common Stock (as hereinafter defined) (the “Quantum Shares”); and

WHEREAS, Buyer desires to purchase (the “Stock Purchase”) from Seller the Quantum Shares pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE STOCK PURCHASE

1.1 Aggregate Consideration. The aggregate amount to be paid by Buyer pursuant to Section 1.2 is $9,200,000 (the “Quantum Shares Purchase Price”), subject to adjustment as provided in Section 1.3.

1.2 Stock Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller the Quantum Shares.

In consideration for the sale and transfer of the Quantum Shares, and upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), Buyer shall pay or cause to be paid to Seller by wire transfer in immediately available funds an amount equal to the Quantum Shares Purchase Price to such bank account as shall be designated by Seller prior to the Closing and shall deliver to Seller the other items to be delivered at the Closing set forth in Section 4.2 hereof.

On the Closing Date, upon the terms and subject to the conditions of this Agreement, Seller shall deliver to Buyer certificates representing the Quantum Shares duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled and shall deliver to Buyer the other items to be delivered at the Closing set forth in Section 4.1 hereof.

1.3 Purchase Price Adjustment.

(a) Within 90 calendar days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the “Statement”) setting forth the Net Working Capital and the components and calculation thereof as of the close of business of

Quantum on the Closing Date. “Net Working Capital” shall mean (i) current assets, less (ii) current liabilities. The components of current assets and current liabilities shall be as set forth on Schedule 1.3 and such components shall be determined in accordance with generally accepted accounting principles as such principles are applied in the preparation of the Financial Statements (as defined in Section 2.2(f)). For the avoidance of doubt and notwithstanding anything in this Agreement or on Schedule 1.3 to the contrary, Net Working Capital shall not include, (A) as a current asset, revenue arising from services which have been performed by Quantum during the period beginning on July 25, 2005 and ending on the date hereof (the “Transition Period”) but for which the customer has not yet been billed; and (B) as a current liability, accrued payroll expenses associated with any revenue arising from services which have been performed by Quantum during the Transition Period but for which the customer has not yet been billed. At the same time, Seller shall also cause to be prepared and delivered to Buyer a statement (the “Adjustment Statement”) setting forth the calculation of the difference between the Net Working Capital as shown on the Statement minus the Target Net Working Capital (as defined below) (such amount, which might be a negative number, is referred to hereinafter as the “Adjustment Amount”). Buyer shall provide Seller with access to the relevant books and records and employees of Quantum to the extent required to prepare the Statement and the Adjustment Statement and shall furnish Seller with any other information that might be relevant to the calculation of Net Working Capital. If, at any time prior to the final resolution of any disputed items on the Statement or the Adjustment Statement, additional information shall become known that would change the amount of the Net Working Capital shown on the Statement or the calculation thereof, then Seller shall have the right to amend the Statement and Adjustment Statement to reflect such additional information and the period set forth in Section 1.3(c) will be deemed to have commenced on the date of such amendment. The “Target Net Working Capital” shall be $4,500,000.

(b) After receipt of the Statement and the Adjustment Statement, Buyer will have 30 calendar days to review the Statement and the Adjustment Statement. Unless Buyer delivers to Seller written notice setting forth the specific items disputed by Buyer and a written statement setting forth Buyer’s calculation of each line item shown on the Statement so disputed (the “Buyer’s Statement”) on or prior to the thirtieth calendar day after Buyer’s receipt of the Statement and the Adjustment Statement, Buyer will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final and binding. Any items on the Statement or Adjustment Statement as to which Buyer has not given notice of its objection and provided an alternative calculation on the Buyer’s Statement will be deemed to have been agreed upon by the parties, subject to the final sentence of Section 1.3(b). If Buyer so notifies Seller of its objections to any of the Statement or the Adjustment Statement and provides Seller with the Buyer’s Statement, Buyer and Seller will, within 30 calendar days following the notice (the “Resolution Period”), attempt to resolve their differences. Any resolution by Buyer and Seller during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

(c) If Buyer and Seller do not resolve all disputed items, if any, by the end of the Resolution Period, then all items remaining in dispute will be submitted within 30 calendar days after the expiration of the Resolution Period to PricewaterhouseCoopers or such other national independent accounting firm mutually acceptable to Buyer and Seller (the “Neutral

Accounting Arbitrator”). The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator will be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Accounting Arbitrator that is unsuccessfully disputed by such party (as finally determined by the Neutral Accounting Arbitrator) bears to the total amount of such disputed items so submitted. The Neutral Accounting Arbitrator will deliver to Buyer and Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by Buyer and Seller or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 1.3, will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively. In the event that either Buyer or Seller fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by Buyer or Seller.

(d) If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a negative number, then the Quantum Shares Purchase Price will be reduced by such amount, and Seller shall pay to Buyer an amount in cash equal to such Adjustment Amount. If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a positive number, the Quantum Shares Purchase Price will not be adjusted. All payments to be made pursuant to this Section 1.3(d) will be made on the second business day following the date on which Buyer and Seller agree to, or the Neutral Accounting Arbitrator delivers, the Conclusive Statement and the Conclusive Adjustment Statement. Any payment required to be made by Seller pursuant to this Section 1.3(d) shall bear interest from the Closing Date through the date of payment at a rate of interest equal to the prime rate per annum publicly announced from time to time by Citibank, N.A. at its principal office in New York City, and shall be payable by wire transfer of immediately available funds to an account or accounts designated Buyer prior to the date when such payment is due.

1.4 Closing. The closing of the Stock Purchase (the “Closing”) will take place at 10:00 a.m. on the date hereof (the “Closing Date”) at the offices of White and Williams LLP, 1800 One Liberty Place, Philadelphia, PA 19103.

1.5 Funding of Operating Cash Requirements on the Closing Date. Notwithstanding anything to the contrary set forth herein, Seller shall transfer an amount of funds to Quantum’s bank accounts on the Closing Date sufficient to fund any checks and direct deposit withdraws that clear Quantum’s bank accounts on the Closing Date, provided such checks and direct deposits were authorized prior to the Closing Date, less any cash that is in Quantum’s bank accounts on the Closing Date but is unavailable for withdrawal by Seller so that Quantum has no more than $489,000 in the aggregate of overdrawn bank debits and outstanding checks written prior to the Closing Date less unavailable cash on hand (such resulting amount shall be referred to as “Negative Cash”) at the end of business on the Closing Date. To the extent the amount of Negative Cash is less than $489,000, Buyer shall pay to Seller by wire transfer of immediately available funds the amount of any such deficit by the end of business on Friday, August 5, 2005. To the extent the amount of Negative Cash is greater than $489,000, Seller shall pay to Buyer by wire transfer of immediately available funds the amount of any such excess by the end of business on Friday, August 5, 2005. Seller shall be entitled to all cash received into Quantum’s bank accounts through the end of business on the Closing Date other than such cash that is in Quantum’s bank accounts on the Closing Date but is unavailable for withdrawal by Seller. Buyer shall fund the overdrawn bank debits in Quantum’s bank accounts at the opening of business on the banking day immediately following the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representation and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Due Organization and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization and Validity of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate action on the part of Seller is necessary for the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c) No Conflict. Except as specifically contemplated in this Agreement, except as would not have a Material Adverse Effect (as defined below) or except as would not prevent, materially hinder or materially delay the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby:

(i) will not violate any provision of law, order, judgment or decree applicable to Seller;

(ii) will not require any consent or approval of, or filing with or notice to, any Governmental Authority (as defined below) under any provision of law applicable to Seller, except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or which Buyer or its Affiliates are otherwise required to obtain;

(iii) will not violate any provision of the certification of incorporation and bylaws of Seller; and

(iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Seller under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Seller is a party.

(d) Ownership of the Quantum Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Quantum Shares free and clear of all liens, claims, charges, security interests or other encumbrances.

2.2 Representations and Warranties of Quantum. Except as set forth on the Quantum Disclosure Schedule, Seller and Quantum jointly and severally represent and warrant to Buyer as follows:

(a) Due Organization of Quantum. Quantum is duly organized, validly existing and in good standing under the laws of the State of Delaware. Quantum has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Quantum (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction set forth on Schedule 2.2(a), which are all of the jurisdictions in which the failure to so qualify would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to Quantum, any fact, event, change, circumstance or effect that is materially adverse to the financial condition or results of operations of Quantum, other than any fact, event, change, circumstance or effect (A) relating to the industries in which Quantum operates or the general economy, or (B) arising out of or resulting from entering into this Agreement, the announcement thereof or the consummation of the transactions contemplated hereby.

(b) Authorization and Validity of Agreement. The execution, delivery and performance by Quantum of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors, and no other corporate action on the part of Quantum is necessary for the execution, delivery and performance by Quantum of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Quantum and is a legal, valid and binding obligation of Quantum, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c) Subsidiaries. Quantum has no Subsidiaries.

(d) Capitalization.

(i) The authorized capital stock of Quantum consists of 1,000 shares of common stock, par value $0.10 (the “Quantum Common Stock”), of which 1,000 shares of Quantum Common Stock are outstanding as of the date hereof and owned by Seller. All of the shares of the Quantum Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Upon transfer of the Quantum Shares to Buyer on the Closing Date in accordance with Section 1.2, Buyer will receive good and marketable title to the Quantum Shares, free and clear of all liens, claims, charges, security interests or other encumbrances.

(ii)(A) there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of Quantum which have been issued, granted or entered into by Quantum or any securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any class of Quantum; (B) no shares of the capital stock of Quantum are reserved for any purpose; C) there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of Quantum; and (D) there are no agreements or other obligations (contingent or otherwise) which may require Quantum to repurchase or otherwise acquire any shares of its capital stock.

(e) No Conflict. Except as specifically contemplated in this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by Quantum of this Agreement and the consummation by Quantum of the transactions contemplated hereby:

(i) will not violate any provision of law, order, judgment or decree applicable to Quantum;

(ii) will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of law applicable to Quantum, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or which Buyer or its Affiliates are otherwise required to obtain;

(iii) will not violate any provision of the Certificate of Incorporation or By-Laws of Quantum; or

(iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Quantum under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Quantum is a party except as set forth on Schedule 2.2(e).

(f) Financial Statements. Section 2.2(f) of the Quantum Disclosure Schedule contains a copy of (A) the unaudited balance sheet of Quantum at October 1, 2004 and the related statement of operations for the fiscal year ended on such date (the “Annual Financial Statements”) and (B) the unaudited balance sheet of Quantum at July 1, 2005 and the related unaudited statement of income for the three-month period ended on such date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth on Section 2.2(f) of the Quantum Disclosure Schedule, the

Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis in all material respects, except that the Financial Statements do not include a statement of cash flows or notes. Except as set forth on Section 2.2(f) of the Quantum Disclosure Schedule, the Financial Statements present fairly, in all material respects as of the dates and for the periods stated therein, the financial condition and results of operations of Quantum, except that the Interim Financial Statements are subject to normal year-end adjustments. SELLER AND QUANTUM MAKE NO REPRESENTATION WITH RESPECT TO ANY FINANCIAL INFORMATION FOR THE BUSINESS DELIVERED TO BUYER OTHER THAN AS CONTAINED IN OR PURSUANT TO THIS AGREEMENT. SELLER AND QUANTUM MAKE NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH FINANCIAL INFORMATION PRESENTED IN THE FINANCIAL STATEMENTS.

(g) Absence of Material Adverse Change. Except as a result of the execution and delivery of this Agreement or as expressly contemplated hereby from July 1, 2005 to the date of this Agreement, Quantum has conducted its business in all material respects in the ordinary course, and Quantum has not or will have not:

(i) redeemed or purchased, directly or indirectly, any shares of its capital stock or declared or paid any dividends or distributions with respect to any shares of its capital stock;

(ii) issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or other securities issued by it;

(iii) borrowed or become liable as a guarantor for any amount in excess of $500,000 in the aggregate, except for current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(iv) discharged or satisfied any lien or encumbrance in excess of $500,000, other than in the ordinary course of business;

(v) mortgaged, pledged or subjected to any lien, charge or any other encumbrance in excess of $100,000 any of its properties or assets, except liens for current property taxes or assessments not yet due and payable and those arising in the ordinary course of business;

(vi) sold, assigned or transferred any of its material tangible assets, except in the ordinary course of business, or canceled without reasonable consideration any material debts owing to or held by it;

(vii) made or granted any bonus or any wage or salary increase to any employee or group of employees (other than as required pursuant to the terms of any existing Benefit Plans (as defined below)) or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(viii) made any loans or advances to, or guarantees for the benefit of, any Person, including Seller and its Subsidiaries (other than (A) advances to employees for travel or other employment related expenses in the ordinary course and (B) loans to Seller or any of its Affiliates as a result of transfers of cash balances from Quantum’s account to the accounts of Seller or any Affiliate of Seller);

(ix) entered into any other transaction or agreement (other than ordinary course purchase orders) requiring Quantum to make aggregate payments in excess of $250,000 other than in the ordinary course of business; or

(x) suffered any Material Adverse Effect.

(h) Absence of Undisclosed Liabilities. Quantum does not have any obligations or liabilities which would be required to be recorded on a balance sheet prepared in accordance with generally accepted accounting principles as applied in the preparation of the Financial Statements, except (i) liabilities incurred in the ordinary course of business, (ii) liabilities reflected on the balance sheet of Quantum at October 1, 2004 or July 1, 2005 included in the Financial Statements, (iii) liabilities which in the aggregate would not have a Material Adverse Effect and (iv) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Schedules hereto.

(i) Real Property Ownership. Quantum does not own any real property.

(j) Real Property Leases. Section 2.2(j) of the Quantum Disclosure Schedule contains a complete and accurate list of all real property leased by Quantum as of the date hereof pursuant to any real property lease (the “Leases”). With respect to each Lease: (i) such Lease is pursuant to a written Lease which has been executed and is in full force and effect; (ii) neither Quantum nor, to the Knowledge of Quantum, any other party to any Lease, is in material breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration, under such Lease; (iii) such Lease will continue to be binding in accordance with its terms following the Closing, except as may result from actions that may be taken by Buyer or its Affiliates following the Closing; (iv) to the Knowledge of Quantum, no party to such Lease has repudiated any provision thereof; and (v) other than as provided for in the accounting records of Quantum, no amounts are due under any Lease relating to periods prior to the date hereof.

(k) Tangible Assets. Except as would not reasonably be expected to have a Material Adverse Effect, (i) Quantum owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted and (ii) the buildings, fixtures and equipment owned or leased by Quantum are in sufficiently good operating condition and repair to permit their use in the continuing operations of Quantum as such operations are presently conducted, subject to normal wear and tear except as set forth on Schedule 2.2(k).

(l) Tax Matters.

(i) Certain Defined Terms. For purposes of this Agreement, the following definitions shall apply:

(A) The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, Pension Benefit Guarantee premiums, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which Quantum is required to pay, withhold or collect.

(B) The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(ii) Returns Filed and Taxes Paid. All material Returns required to be filed by or on behalf of Quantum, have been duly filed on a timely basis. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other material Taxes are payable by Quantum, with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Quantum has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired. There are no material liens on any of the assets of Quantum, with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Quantum is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(iii) Tax Deficiencies; Audits; Statutes of Limitations. (A) There is no audit by a governmental or Taxing authority in process or pending with respect to any material Returns of Quantum; (B) no material deficiencies exist or have been asserted, in writing, with respect to any Taxes of Quantum and Quantum has not received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; (C) Quantum is not party to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against Quantum or any of its assets; and (D) no waiver or extension of any statute of limitations is in effect with respect to any material Taxes or Returns of Quantum.

(iv) Tax Sharing. Quantum is not a party to any Tax sharing agreement and has not assumed the liability for Taxes of any other Person under contract.

(v) Other Tax Matters. Quantum has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Quantum is not, and has not been within the five-year period prior to Closing, an “S” corporation. There are no accounting method changes of Quantum that would give rise to an adjustment under Section 481 of the Code for periods after the Closing Date. None of the assets of Quantum (i) are “tax-exempt use property” within the meaning of Section 168(h) of the. Code; (ii) are property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Quantum is not a “real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Quantum is not a member of any partnership and does not have a permanent establishment for foreign tax purposes.

(m) Legal Proceedings.

(i) Except as set forth on Section 2.2(m)(i) of the Quantum Disclosure Schedule, there are no material actions, suits, proceedings or orders pending or, to the Knowledge of Quantum, threatened against Quantum at law or in equity, or before or by any federal, state, municipal Or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign (“Governmental Authority”); and

(ii) Quantum is not subject to any material order, writ, injunction, judgment or decree of any court or any Governmental Authority.

(n) Government Licenses, Permits and Related Approvals; Environmental Matters.

(i) Except as would not have a Material Adverse Effect:

(A) Quantum owns or possesses all permits, licenses, franchises, certificates, approvals and other authorizations which are required under, federal, state and local laws by in the conduct of Quantum’s business as it is presently conducted (collectively, the “Licenses and Permits”), including, without limitation, all Licenses and Permits required under pollution or environmental protection laws in effect as of the date hereof, including laws relating to emissions, discharges, releases or threatened releases of any hazardous substance, material or waste (“Hazardous Substance”) into ambient air, surface water, ground water, or lands or any law, order, decree or judgment issued, entered, promulgated or approved thereunder (“Environmental Laws”);

(B) no loss of any Licenses and Permits is pending, or, to the Knowledge of Quantum, threatened as a result of the transaction contemplated by this Agreement or otherwise, except for normal expiration in accordance with the terms thereof;

(C) Quantum has complied in all material respects within the applicable statute of limitations period, and is in compliance in all material respects with all terms and conditions of all Licenses and Permits;

(D) Quantum has complied in all material respects within the applicable statute of limitations period, and is in compliances, in all material respects with all laws applicable to the businesses or any owned or leased properties of Quantum and to which Quantum is subject (including, without limitation, all Environmental Laws), and Quantum has not received any written notice or claim against Quantum alleging a violation of any such laws or regulations;

(E) Quantum has not received any written notice or claim alleging that it is or may be liable to any Person as a result of a release of any Hazardous Substance at any location; and

(F) Quantum is not subject to any outstanding order from or agreement with any Governmental Authority under any Environmental Laws, and (B) neither Quantum nor any of its Subsidiaries is a party to any pending judicial or administrative proceedings or, to the Knowledge of Quantum, is the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws.

(ii) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 2.2(n) shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Substances.

(o) Employee Benefit Plans.

(i) Section 2.2(o)(i) of the Quantum Disclosure Schedule sets forth the “Benefit Plans” in which Quantum employees participate. Quantum does not maintain or contribute to any “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), workers’ compensation, disability, vacation, leave of absence, severance or change-in-control plan, program or agreement, stock option, bonus plan, or incentive plan or program for the benefit of any current or former director, officer or employee of Quantum (such employees, the “Business Employees”) other than as set forth on Section 2.2(o)(i) of the Quantum Disclosure Schedule. Copies or descriptions of the Benefit Plans have been made available to Buyer.

(ii) Each Benefit Plan has been administered and is in material compliance with the terms of such Benefit Plan and all applicable laws, rules and regulations. To the Knowledge of Quantum, no “prohibited transactions” have occurred with respect to the Benefit Plans.

(iii) Each Benefit Plan intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter regarding such qualification from the Internal Revenue Service (such letter, an “IRS Determination Letter”).

(iv) Neither Quantum nor any member of its controlled group of organizations (within the meaning of section 414(b), (c), (m) or (o) of the Code) has incurred any withdrawal liability, nor is assessment of any withdrawal liability likely as a result of any act or omission of Quantum or any member of its controlled group, in either case which remains unsatisfied. No Benefit Plan that is a pension plan is subject to the minimum funding requirements. Other than benefits required to be paid under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) or as set forth on Section 2.2(a)(iv) of the Quantum Disclosure Schedule, no retiree benefits are due to any former employees of Quantum.

(v) Except as set forth on Schedule 2.2(o)(v), no litigation or, to the Knowledge of Quantum, administrative or other investigation or proceeding involving any Benefit Plan before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation has occurred, is pending or is threatened, where an adverse determination would result in liability that would have a Material Adverse Effect.

(vi) Quantum has not contributed to any “multiemployer plan” (within the meaning of section 3(37) of ERISA).

(p) Intellectual Property.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Quantum, Quantum is not infringing any U.S. or foreign patent owned by third parties in the current operation of the business of Quantum.

(ii)(A) Quantum owns, is licensed or has the right to use the trademarks and any trade dress associated therewith set forth on Schedule 2.2(p)(ii) of the Quantum Disclosure Schedule, free and clear of any encumbrances; (B) to the Knowledge of Quantum, all registrations for such trademarks and trade dress are valid and subsisting; and (C) no action or proceeding by third parties with regard to the use of any of such trademarks and trade dress is pending or has been made, or to the Knowledge of Quantum, threatened, and to the Knowledge of Quantum, none of the trademarks listed on Schedule 2.2(p)(ii) of the Quantum Disclosure Schedule is being infringed by others.

(iii) There are no pending or, to the Knowledge of Quantum, threatened actions or proceedings by or against Quantum with respect to any copyright rights or their use thereof.

(q) Insurance. Section 2.2(q) of the Quantum Disclosure Schedule sets forth insurance policies directly maintained by Quantum, and insurance policies maintained for the benefit of Quantum by an Affiliate. Seller, either directly or indirectly through an Affiliate, has in force policies of insurance with insurance companies or associations in amounts and with retentions and deductibles and covering such risks as are in accordance with reasonable business practices and will continue in force to the Closing Date policies of insurance of substantially the same character and coverage. As of the date of this Agreement, Quantum has not received any written notice of cancellation of any insurance policy maintained in favor of Quantum or been denied insurance coverage, which, in either case, would have a Material Adverse Effect. Seller has paid all insurance premiums for the policies set forth in Section 2.2(q) of the Quantum Disclosure Schedule that have come due through the date hereof. The insurance policies set forth in Section 2.2(q) of the Quantum Disclosure Schedule satisfy all requirements set forth in any contracts to which Quantum is a party to obtain insurance coverage.

(r) Material Contracts.

(i) Except as set forth on Section 2.2(r) of the Quantum Disclosure Schedule, and except for agreements entered into (A) in the ordinary course of business, (B) as permitted by Section 2.2(g) or (C) as permitted by Section 3.2, and except for licenses of and other agreements with respect to, the items referred to in Section 2.2(p), as to which no representations or warranties are made other than as set forth in Section 2.2(p), and except for Leases, as to which no representations or warranties are made other than as set forth in Section 2.2(j), Quantum is not a party to or bound by, as of the date of this Agreement, any:

(1) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of any of its assets;

(2) agreement with respect to the lending or investing of funds;

(3) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

(4) license or royalty agreements involving annual payments of more than $75,000;

(5) agreement, or group of related agreements with the same party, for the purchase of products or services (other than ordinary course purchase orders) under which the undelivered balance of such products and services has a purchase price in excess of $75,000;

(6) agreement with any officer, director or shareholder; or

(7) agreement with any labor union.

(ii) Except as would not reasonably be expected to have a Material Adverse Effect: (A) each contract or commitment listed on Section 2.2(r) of the Quantum Disclosure Schedule (the “Material Contracts”) is valid, binding and enforceable against Quantum; (B) Quantum has performed in all material respects all material obligations under the Material Contracts required to be performed by it and Quantum has not received any written notice of default under any Material Contract; and (C) to the Knowledge of Quantum, no other party is in breach of such Material Contract.

(s) Customers. Section 2.2(s), of the Quantum Disclosure Schedule sets forth a true and complete list of the ten largest customers of Quantum as measured by revenue generated by such customers during the fiscal year ended October 1, 2004. To the knowledge of Quantum, none of the customers listed on Schedule 2.2(s) has terminated or threatened in writing to terminate its relationship with Quantum.

(t) Brokers, Finders, etc. Neither the Seller nor Quantum, has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions except as set forth on Schedule 2.2(t).

(u) Accounts Receivable. All accounts receivable reflected in the Financial Statements or on the Closing Statement represent valid obligations arising from services performed in the ordinary course of business of Quantum.

(v) Books and Records. The books of account, minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Quantum are correct and complete in all material respects and have been maintained in accordance with sound business practices.

(w) Employees. Section 2.2(w) of the Quantum Disclosure Schedule contains the following information for each employee of Quantum as of July 1, 2005; name, job title and current salary. Quantum is not a party to any collective bargaining agreement.

(x) Identification of Bank Accounts and Signatories. Section 2.2(x) of the Quantum Disclosure Schedule sets forth a complete and accurate list of the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions in which the Company has assets, deposits or safe deposit boxes and the signatories thereunder.

2.3 Representations and Warranties of Buyer. Except as set forth on the Buyer Disclosure Schedule, Buyer represents and warrants to Seller and Quantum as follows:

(a) Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c) No Conflict. Except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:

(i) will not violate any provision of law, order, judgment or decree applicable to Buyer;

(ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of law applicable to Buyer;

(iii) will not violate any provision of the Certificate of Incorporation or By-Laws of Buyer; and

(iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party.

(d) Brokers, Finders, etc. Buyer has not employed, nor is subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller or Quantum in connection with such transactions.

(e) Available Funds. Buyer has funds on hand sufficient to pay all amounts payable pursuant to Articles I and IV.

(f) Unregistered Equity. Buyer acknowledges that it has been advised by Seller and Quantum that the Quantum Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). Buyer is not an underwriter, as such term is defined under the Securities Act and the Quantum Shares will be acquired by Buyer for its own account for investment and without a view to resale.

2.4 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Article II, Seller and its Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of Quantum, and that Buyer takes Quantum “as is” and “where is.” It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations or warranties of Seller or any of its Affiliates.

2.5 Schedules and Exhibits. Disclosure of any fact or item in any Section of a Disclosure Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any Disclosure Schedule or Exhibit hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of Quantum.

ARTICLE III

COVENANTS

3.1 Confidentiality. Buyer will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information related to this transaction, Seller or any Affiliate of Seller in confidence.

3.2 Public Announcements. Prior to issuing a press release or other public announcement with respect to the transaction contemplated by this Agreement, Buyer and Seller shall agree on the form and substance of such press release or other public announcement, except that Seller may issue a public announcement or otherwise disclose this transaction without any such prior agreement to the extent required by law or the rules of any securities exchange.

3.3 Seller Marks. Beginning on the Closing Date, Quantum shall not in any way use or permit others to use any trademark, trade name, corporate name, brand name, trade dress, logo or other source indicator that is the same or confusingly similar to any of the foregoing owned by or used in the business of Seller or any of its Affiliates (other than Quantum). If this Section 3.3 is breached or threatened to be breached, Buyer expressly consents that, in addition to any other remedy Seller and its Affiliates may have, Seller or such Affiliate shall be entitled to receive injunctive relief to prevent the occurrence or continuation of any such breach without posting bond or other security.

3.4 Insurance.

(a) Effective on and after the Closing Date, Seller shall have no obligation to provide insurance coverage for Quantum for occurrences on or after the Closing Date. Effective on and after the Closing Date, Buyer shall be responsible for providing insurance coverage for Quantum for occurrences on or after the Closing Date.

(b) Seller shall maintain control of all claim management and settlements with Seller’s insurance carriers relating to Quantum for all periods prior to the Closing Date. Upon request by the Seller, Buyer agrees to cooperate reasonably with Seller and to use commercially reasonable efforts to provide Seller with prompt written notice regarding any matter which could reasonably be expected to lead to an insured claim under the Seller’s insurance program for a period prior to the Closing Date. After the Closing Date, any third party administrators who administer claims prior to the Closing Date shall continue to administer for the benefit of Quantum, as to occurrences prior to the Closing Date, under all such insurance programs in accordance with the terms and conditions in effect on the date hereof. Quantum will be liable for and will pay all additional associated costs that are charged by such third party administrator with respect to administrative activities related to the rights of Quantum.

3.5 Funding of Disbursements. Effective at the opening of business on the Closing Date, Buyer shall be responsible for funding all disbursements of Quantum.

ARTICLE IV

CLOSING DELIVERIES

4.1 Deliveries by Seller and Quantum at Closing. On the Closing Date, Seller and Quantum shall deliver, or cause to be delivered, to Buyer:

(a) certificates representing the Quantum Shares duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled;

(b) a certificate of the secretary of Quantum certifying to the (i) the resolutions adopted by the Board of Directors of Quantum approving the execution, delivery and performance of this Agreement; (ii) the consent of the Board of Directors of Seller approving the transactions contemplated by this Agreement; (iii) the certificate of incorporation and Bylaws of Quantum; and (iv) the incumbency of the officers of Quantum executing this agreement;

(c) a certificate from the Secretary of State of the state of Delaware to the effect that Quantum is a corporation in good standing in such jurisdiction; and

(d) duly signed resignations, effective immediately after the consummation of the Stock Purchase, of the directors and officers of Quantum and Buyer.

4.2 Deliveries by Buyer at Closing. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller:

(a) the Quantum Shares Purchase Price.

(b) a certificate of the secretary of Buyer certifying to the (i) the resolutions adopted by the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement; (ii) the certificate of incorporation and Bylaws of Buyer; and (iii) the incumbency of the officers of Buyer executing this agreement; and

(c) a certificate from the Secretary of State of the state of Delaware to the effect that Buyer is a corporation in good standing in such jurisdiction.

ARTICLE V

PROVISIONS AS TO TAXES

5.1 Access to Records Following Closing. Buyer and Seller agree that so long as any books, records and files retained by Seller relating to the business of Quantum, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of Quantum prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

5.2 Post-Closing Cooperation. Seller, Buyer and Quantum shall reasonably cooperate, and shall cause their respective Subsidiaries, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods ending on or prior to the Closing Date relating to Taxes.

5.3 Other Tax Matters.

(a) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, and Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

(b) There shall be no withholding pursuant to section 1445 of the Code; provided that Seller delivers to Buyer at the Closing a certificate complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under section 1445 of the Code.

(c) Seller shall cause all tax allocation agreements or tax sharing agreements with respect to Quantum to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to Quantum on and after the Closing Date and that there shall be no further rights, liabilities or obligations imposed on any of Quantum under any such agreements.

ARTICLE VI

LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS

6.1 Employees. Buyer or its Affiliates shall be liable for any amounts to which any Business Employee becomes entitled under any benefit or severance policy, plan, agreement, arrangement or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transaction contemplated in this Agreement; provided, however, that Seller shall be liable subsequent to the Closing for any obligations to Chris S. Gossard, Michael York, David Bassuk, Raymond Little, Shellie Edris and John Skaff set forth in the letter agreements entered into with such employees (or former employees) of Quantum relating to the transaction contemplated by this Agreement.

6.2 Comparable Benefits. For one year following the Closing and except as otherwise specifically provided for in this Article VI, Buyer shall, or shall cause an Affiliate to, offer compensation and employee benefits, effective as of the Closing (including, but not limited to, health, welfare, pension, vacation, savings, base salary, bonus, incentive and severance benefits) to the Business Employees that are the same as the compensation and employee benefits that are provided to similarly situated employees of Buyer.

6.3 Benefit Plan Participation. Except as expressly provided in this Article VI or except as otherwise required by applicable law, Business Employees shall cease active participation in (and accrual of additional benefits under) all Benefit Plans sponsored by Seller or any Affiliate of Seller, other than Quantum, as of the Closing.

6.4 Welfare Plans. With respect to any buyer Benefit Plan that is a “welfare benefit plan” (as defined in section 3(1) of ERISA) maintained for the benefit of Business Employees on and after the Closing, Buyer shall (a) cause there to be waived any pre-existing condition limitations and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Seller immediately prior to the Closing.

6.5 Vacation. With respect to any earned but unused vacation time or paid time off to which any Business Employee is entitled as of the Closing Date pursuant to the vacation policy applicable to such employee immediately prior to the Closing (the “Vacation Policy”), Buyer shall allow such Business Employee to use such vacation or paid time off; provided, however, that if Buyer deems it necessary to disallow such employee from taking such vacation, Buyer shall be liable for and pay in cash to such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Buyer shall be liable for and pay in cash an amount equal to such accrued vacation time to any Business Employee whose employment terminates for any reason subsequent to the Closing.

6.6 Severance. Buyer shall provide severance benefits to Business Employees terminated within 12 months of the Closing under the same terms as Quantum’s Benefit Plans that are severance plans.

6.7 Service Credit. With respect to the Business Employees, Buyer shall recognize all service with Quantum, Seller or any Affiliate of Seller for purposes of eligibility and vesting under the Benefit Plans and any Buyer benefit plans.

6.8 WARN Act. Neither Buyer and its Affiliates on the one hand, nor Quantum on the other hand, shall, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or Business Employee. Buyer agrees to provide any required notice under WARN and any other applicable law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring on or after the Closing or arising as a result of the transactions contemplated hereby.

6.9 COBRA. Buyer agrees to provide any required notice under COBRA, and any other applicable law on or after the Closing. Seller agrees to provide any required notice under COBRA to Chris S. Gossard and David Bassuk.

6.10 No Rights Conferred on Employees. Nothing herein, expressed or implied, shall confer upon any employee or former employee of Buyer, Quantum, or any of their Affiliates (including, without limitation, the Business Employees), any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations and warranties of the parties hereto contained in this Agreement and the indemnification provisions of Section 7.2 hereof shall survive the Closing for a period ending on the first anniversary of the Closing Date. No claim for recovery of Damages for breaches of representations and warranties or otherwise may be asserted after the expiration of such period; provided that claims for Damages actually incurred that are first asserted with specificity within such period shall not thereafter be barred.

7.2 Indemnification. (a) From and after the Closing, Seller shall indemnify Buyer and Quantum, and their successors (including for all purposes hereunder the directors, officers, employees, representatives, agents and affiliates of Buyer and Quantum, and the successors of Buyer and Quantum) from and agrees to hold Buyer and Quantum harmless from any and all actual damage, loss, liability, cost, obligation and expense (including reasonable attorneys’ fees and expenses in connection with any action, suitor proceeding) (“Damages”), incurred or suffered directly by Buyer or Quantum arising out of (i) any breach of any of the representations and warranties contained in Section 2.1 or 2.2 when made; (ii) the failure by Seller to perform any covenant in this Agreement which survives the Closing; (iii) any liabilities for Taxes that related to periods prior to the Closing Date other than any such Taxes that are provided for on the Closing Statement; or (iv) any assessment, fines, penalties, taxes or other charges resulting from a determination by any government or governmental authority or agency, including, without limitation, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor, that the Plan or its related trust, for periods prior to the Closing Date, was not qualified or that the Quantum’s tax deductions relating to the Plan or its related trust for such periods were not permitted. In addition, from and after the Closing, Seller shall indemnify Buyer and Quantum, and their successors (including for all purposes hereunder the directors, officers, employees, representatives agents and affiliates of Buyer and Quantum, and the successors of Buyer and Quantum) from and agrees to hold Buyer and Quantum harmless from any assessment, fines, penalties or taxes assessed by any governmental authority for the late filing of the Form 5500 set forth on Schedule             . Notwithstanding the foregoing, Seller shall not be liable to Buyer for any Damages under this Article VII until the total of all such Damages as finally determined exceeds $150,000 (the “Threshold”), and then only for the amount of the excess over the Threshold. In addition, notwithstanding anything to the contrary in this Agreement, Seller’s liability to Buyer and its Affiliates under this Article VII in excess of the Threshold shall not exceed $2,300,000. In no event shall Seller be liable to Buyer or its Affiliates for special, exemplary, indirect, incidental, consequential, diminution in value or punitive damages.

(b) From and after the Closing, Buyer shall indemnify Seller and its successors (including for all purposes hereunder the directors, officers, employees, representatives, agents and affiliates of Seller, and the successors of Seller) against and agrees to hold Seller harmless from any and all actual Damages incurred or suffered directly by Seller arising out of (i) any breach of any of the representations and warranties contained in Section 2.3 when made, (ii) the failure by Buyer to perform any covenant in this Agreement which survives the Closing, or (iii) the operation or use of the business or assets of Quantum on or after the Closing Date. In no event shall Buyer be liable to Seller or its Affiliates for special, exemplary, indirect, incidental, consequential, diminution in value or punitive damages.

7.3 Procedures. The party seeking indemnification under Section 7.2 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party shall have the right to assume the defense of any such suit, action or proceeding at its own expense through counsel of its own choosing. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at the Indemnified Party’s sole cost and expense. The Indemnifying Party shall not be liable under Section 7.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

7.4 Determination of Damages. The amount of any Damages with respect to any claim for indemnification hereunder shall be determined net of any insurance proceeds received by the Indemnified Party with respect to such claims. The amount of any Damages with respect to any claim for indemnification hereunder shall be determined net of any Tax benefit realized by the Indemnified Party with respect to such claim. All indemnification payments under this Article VII shall be deemed adjustments to the Quantum Shares Purchase Price. Seller shall not be obligated to provide any indemnification under this Article VII for any Damages to the extent that such Damages have been taken into account in the Purchase Price Adjustment pursuant to Section 1.3 of this Agreement.

7.5 Exclusive Remedy. The indemnities provided in this Article VII shall be the sole and exclusive remedy of the indemnified party against the Indemnifying Party at law or in equity and Buyer, Quantum and Seller hereby waive any other rights or claims they may have against the other parties hereto.

ARTICLE VIII

MISCELLANEOUS

8.1 Fees and Expenses. Except as expressly provided herein, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by the Agreement.

8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:

(a)	if to Seller or, prior to the Closing, Quantum, to it at:

Aramark Tower

1101 Market Street

Philadelphia, PA 19107

Attention:    Christopher S. Holland

Telecopy:    215-238-3284

with a copy to (which shall not constitute notice):

ARAMARK Corporation

Aramark Tower

1101 Market Street

Philadelphia, PA 19107

Attention:    General Counsel

Telecopy:    215-238-3282

-and-

(b)	if to Buyer, to it at:

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attention:    Christopher Ferguson

Telecopy:    215-997-7711

with a copy to (which shall not constitute notice):

White and Williams LLP

1800 One Liberty Place

Philadelphia, PA 19103-7395

Attention:    John W. Pauciulo

Telecopy:    215-864-7123

or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

8.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

8.4 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.5 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that nothing contained in this Section 8.5 shall prevent Buyer from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transferred assignment shall relieve Buyer of its obligations under this Agreement.

8.6 Amendment and Modification; Waiver. This Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

8.7 Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.8 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.9 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular; and all words in any gender shall extend to and include all genders. Unless otherwise specified, all references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters.

8.10 Definitions. As used in this Agreement:

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.

“Board of Directors” means the board of directors of any specified Person and any committees thereof.

“Knowledge of Quantum” means the actual knowledge of a particular fact or other matter by the individuals set forth on Schedule 8.10.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under section 13(a)(3) of the Securities Exchange Act of 1934, as amended.

“Subsidiary” means, with respect to any Person, any entity of which more than 50% of the effective voting power or equity interest of such entity is directly or indirectly owned by such Person.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

8.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or any court of the Commonwealth of Pennsylvania located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the Commonwealth of Pennsylvania.

8.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MERCER STAFFING, INC.

By:	/s/ Christopher Ferguson
Name:	Christopher Ferguson
Title:	President

ARAMARK SERVICES, INC.

By:	/s/ Christopher S. Holland
Name:	Christopher S. Holland
Title:	President and Treasurer

QUANTUM RESOURCE CORPORATION

By:	/s/ Christopher S. Holland
Name:	Christopher S. Holland
Title:	President and Treasurer